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                                                                   Exhibit 99.2


                                         [NPC LOGO]

                                         NPC
                                         Consultants in Transaction Technology

NEWS RELEASE
                                         NPC
                                         One Oxmoor Place
                                         101 Bullitt Lane, Suite 450
                                         Louisville, Kentucky 40222

                                         Telephone 502.326.7000
                                         Fax 502.326.7146

FOR MORE INFORMATION CONTACT:

                     Thomas A. Richlovsky
                     Senior Vice President and Treasurer
                     National City Corporation
                     (216) 575-2126
                     FOR IMMEDIATE RELEASE


                 NATIONAL PROCESSING UPDATES EARNINGS ESTIMATE
                 ---------------------------------------------


     LOUISVILLE, Kentucky--March 12, 1997--National Processing, Inc. (NYSE:NAP) announced today that, based primarily on unanticipated weakness in its Merchant Services division, it expects both first quarter and full year 1997 earnings to be significantly below analysts' consensus expectations. According to FIRST CALL, consensus earnings estimates as of February 28, 1997, were $.12 per share for the first quarter and $.73 per share for the full year 1997.

     The 1997 business plan for Merchant Services was predicated on continued strong internal growth and selective acquisitions. However, the current pricing environment for both new business and potential acquisitions is more severe than originally anticipated and has reduced prospective returns below acceptable levels. Should these trends continue, full year earnings could be as much as a third below previous consensus expectations. Additional actions will be taken to control overhead costs and protect margins to the extent possible. The company's other

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business lines, Corporate Services and Travel Services, are performing as expected but not at a level sufficient to offset the potential shortfall in Merchant Services.

     National Processing is a provider of transaction processing services and customized processing solutions. Deploying technology and applications software, the Company provides products and value-added services which include processing of card and check transactions for merchants, out sourcing of administrative and financial functions, and ticket processing and settlement for providers of travel-related services. National Processing is 85% owned by National City Corporation (NYSE:NCC), a banking and financial services company based in Cleveland, Ohio.

     Certain matters discussed in this press release are forward looking statements involving risks and uncertainties that could cause actual results to differ materially from such statements, including the company's ability to attract and retain profitable customer accounts; its ability to execute its growth strategy by consummating mergers and acquisitions, as well as its ability to integrate and manage new businesses; competitive factors generally, in particular price competition; and other risks detailed from time to time in National Processing's SEC reports, including its Registration Statement on Form S-1, filed on August 7, 1996.